Exhibit 5.1

Nicole C. Brookshire
T: +1 617 937 2316
nbrookshire@cooley.com
May 19, 2020
Alarm.com Holdings, Inc.
8281 Greensboro Drive
Suite 100
Tysons, VA 22102
Ladies and Gentlemen:
You have requested our opinion, as counsel to Alarm.com Holdings, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering of 5,616,451 shares of its common stock, par value $0.01 (the “Common Stock”), to be sold by certain selling stockholders (the “Selling Stockholder Shares”) as described in the Registration Statement and the Prospectus (each as defined below), pursuant to a Registration Statement on Form S-3 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the prospectus included in the Registration Statement (the “Prospectus”).
In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, as amended, each as currently in effect, and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have undertaken no independent verification with respect to such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Selling Stockholder Shares have been validly issued and are fully paid and non-assessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP   500 Boylston St   Boston, MA   02116
t: (617) 937-2300   f: (617) 937-2400   cooley.com

Alarm.com Holdings, Inc.
May 19, 2020

Very truly yours,

Cooley LLP

By:	/s/ Nicole C. Brookshire
Nicole C. Brookshire

Cooley LLP   500 Boylston St   Boston, MA   02116
t: (617) 937-2300   f: (617) 937-2400   cooley.com